CONSENT, APPROVAL AND IRREVOCABLE PROXY


                                   April   , 1996


4Health, Inc.
5485 Conestoga Court
Boulder, Colorado  80301

Ladies and Gentlemen:

     Reference is made to the proposed Agreement and Plan of Merger ("Merger Agreement") by and between 4Health, Inc. ("4Health") and Surgical Technologies, Inc. ("Surgical"), a copy of which is attached hereto as Exhibit "A", pursuant to which, inter alia, 4Health will be merged with and into Surgical (the "Merger") for shares of common stock, par value $.01, of the surviving corporation ("New Common Stock") and the issued and outstanding shares of common stock, par value $.01, of Surgical ("Surgical Common Stock") will be combined and exchanged for shares of New Common Stock and warrants to purchase New Common Stock ("Warrants"), all as further described in the Merger Agreement (the "Recapitalization").

     In order to induce 4Health to execute and deliver the Merger Agreement, and subject to the terms and conditions set forth herein, each of the undersigned stockholders of Surgical does hereby irrevocably represent and warrant to and covenant and agree with 4Health that:
     (a) Such stockholder shall vote at the Stockholder's Meeting referred to in Section 6.01(a) of the Merger Agreement, or any adjournment thereof, all shares of Surgical's Common and preferred stock, if any, beneficially owned by such stockholder to ratify the execution, delivery and performance of the Merger Agreement by Surgical and in favor of the Merger and Recapitalization, in accordance with the terms, provisions and conditions of the Merger Agreement, and to authorize the transactions contemplated thereby.

     (b) Such stockholder shall, if requested by 4Health, execute and deliver a consent in writing, pursuant to Section 16-10a-704 of the Revised Business Corporation Act of the State of Utah ("Utah Law") authorizing the corporate action of Surgical described in clause (a) above.

     (c) Such stockholder has reviewed the copy of the Merger Agreement attached hereto as Exhibit "A". Such stockholder is familiar with Surgical and 4Health and their respective businesses, properties and financial position. In order to permit such stockholder to make an informed investment decision with respect to the merits and risks of the transactions contemplated by the Merger Agreement, Surgical and 4Health furnished and/or made available to such stockholder, or such stockholder has had access to, (i) the same kind of information regarding Surgical and 4Health and their respective businesses, properties and financial position, as would be contained in a definitive proxy statement prepared in accordance with Regulation 14A under the Securities Exchange Act of 1934 in connection with a solicitation of stockholders of Surgical and 4Health to approve the Merger Agreement and the transactions contemplated thereby, (ii) such other information as such stockholder has deemed necessary in order to verify the information referred to in the preceding clause (i), and
          (iii) the opportunity to ask questions of, and receive answers from Surgical and 4Health or persons acting on their behalf concerning the terms, provisions and conditions of the Merger Agreement and the transactions contemplated thereby. Such stockholder has such knowledge and experience in financial and business matters that such stockholder is capable of and has utilized the information described above in evaluating the merits and risks of the transactions contemplated by the Merger Agreement.

     (d) Such stockholder is the record and beneficial owner of and has full voting rights with respect to the number of shares of Surgical Common and/or preferred stock of Surgical set forth opposite such stockholder's signature below.

     (e) Such stockholder hereby constitutes and appoints R. Lindsey Duncan and Richard B. Carlock, who are associated with 4Health (collectively, the "Proxyholders"), and each of them, with power of substitution, as such stockholder's true and lawful proxies and attorneys-in-fact to vote at the Stockholder's Meeting referred to in Section 6.01(a) of the Merger Agreement, or any adjournment thereof, all shares of Surgical Common and/or preferred stock beneficially owned by such stockholder in favor of the Merger and Recapitalization and ratifying the execution, delivery and performance by Surgical of the Merger Agreement and the transactions contemplated thereby, including, without limitation, approving the election of directors as provided in Section 1.05 of the Merger Agreement, substantially in accordance with the terms, provisions and conditions of the Merger Agreement, so long as the consideration to be received by the stockholders of Surgical in the Recapitalization is equal to or greater than that provided for in the Merger Agreement. The foregoing proxy shall be limited strictly to the power to vote such Common and preferred stock in the manner set forth in the preceding sentence. Such stockholder acknowledges that the proxy granted hereby is coupled with an interest and is irrevocable to the full extent permitted by Section 16-10a-722 of Utah Law. In the event such stockholder for any reason fails to vote such stockholder's Common and preferred stock of Surgical in accordance with clause (a) above, then the Proxyholders shall have the right to vote such Common and preferred stock in accordance with clause (a) of this Letter Agreement. The vote of the Proxyholders shall control in any conflict between their vote of such Common and preferred stock of Surgical and a vote by such stockholder of such Common and preferred stock.

     This Letter Agreement shall be effective as to each of the undersigned stockholders upon delivery to 4Health of an executed copy hereof and shall terminate and be of no further force or effect upon the earlier to occur of (a) the termination of the Merger Agreement in accordance with its terms (other than because of the failure of the condition set forth in Section 7.01(b) of the Merger Agreement relating to requisite director and stockholder approval of the transaction), or (b) the expiration of sixty (60) days after the meeting at which the undersigned stockholder's Common and preferred stock of Surgical have been voted in favor of the matters set forth in clause (a) above.

     This Letter Agreement shall not constitute a voting trust within the meaning of Section 16-10a-730 of Utah Law. This Letter Agreement shall be valid and binding upon each of the undersigned stockholders of Surgical and their respective heirs, representatives, successors and assigns and shall be specifically enforceable by 4Health in accordance with the principles of equity.

     The validity and effect of this Letter Agreement shall be governed by and construed in accordance with the laws of the State of Utah. This Letter Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one agreement and may not be amended except pursuant to an instrument in writing signed by 4Health.

     Executed by the undersigned stockholders of Surgical as of the date first above written.

                            SCHEDULE TO EXHIBIT 4.03

                           Name              Number of Shares
                 ------------------------    ------------------


                 Rex Crosland                   1,405,003
                 Todd Crosland                    223,439
                 Rockwell D. Schutjer             193,724
                 First Interstate Bank            168,324
                 Brian Balli                       74,816
                 Maynard Crosland                  43,624
                 Kathleen Johnson                  34,300
                 Orv Hendrickson                   40,000
                 Tammy Hendrickson                 30,000
                 Mark Petersen                     65,000
                                             ------------------
                                                2,278,329
                                             ==================